EXHIBIT 99.1


                     FIRST AMENDMENT TO THE
         HADRON, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN

     FIRST AMENDMENT, dated as of February 7, 2000, to the Hadron, Inc. 1997 Employee Stock Purchase Plan (the "Plan"), by
Hadron, Inc. (the "Company").

     The Company maintains the Plan. On September 14, 1999, the Board of Directors unanimously approved a resolution to increase the number of shares issuable under the Plan by 100,000 shares. In accordance with Section 8 of the Plan, such resolution was approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the annual meeting of stockholders of the Company on December 7, 1999.

     NOW, THEREFORE, the Plan is amended as follows:

     I. Section 2 is amended by revising the first sentence of the first paragraph thereof in its entirety to read as follows:

     There shall be reserved for issuance and purchase by employees under the Plan an aggregate of Three Hundred Fifty
     Thousand (350,000) shares of Common Stock, subject to adjustment as provided in Section 13.

     II. In all respects not amended, the Plan is hereby ratified and confirmed.

                          *  *  *  *  *

     To record the adoption of the Amendment as set forth above, Hadron, Inc. has caused this document to be signed on this 7th day of February, 2000.

                              HADRON, INC.



                              By:  /S/ AMBER GORDON
                                   S. Amber Gordon
                              Title:  Executive Vice President


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